    May 8, 2020
Michael W. Silberman
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RE: Offer of Employment

Dear Michael,

We are pleased to extend this offer of employment for the position of General Counsel and Secretary with Trecora Resources, a Delaware corporation ("Trecora"). Please review this summary of terms and conditions for your anticipated employment with us. If you accept this offer, your start date will be Monday, June 1, 2020, or another mutually agreed upon date, and you will report to Patrick Quarles, the President and CEO of the Company. Please find below the terms and conditions of your employment, should you accept this offer:

1.Position. Your title will be General Counsel and Secretary. The scope of your duties will include functioning as the chief legal officer, corporate secretary, and head of compliance, for the Company and its subsidiaries. This is a fulltime position, based in the Company's corporate headquarters in Sugar Land, Texas, typically requiring more than 40 hours per week. While you are employed by the Company you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company or its subsidiaries. By countersigning this letter, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.Base Salary. The Company will pay you an annual base salary of$325,000 per year. Your salary will be payable in accordance with the Company's standard payroll schedule, beginning on your start date. Assuming you begin on June 1, 2020, you will receive your first payment on June 12, 2020. Your salary will be subject to adjustment in the discretion of the Company from time to time.

3.Bonus Potential. You will be entitled to participate in the Company's executive compensation program as outlined in the Company's Proxy Statement dated April 6, 2020, with any awards considered for the 2020 calendar year prorated as appropriate. It is our understanding that you have previously reviewed the Executive Compensation section of the Company's Proxy Statement. Your target annual cash bonus will be 55% of your base salary, and your target long-term equity incentive award under the Company's long-term equity incentive compensation plan will be 55% of your base salary. As an incentive to accept the Company's offer of employment, you will be awarded restricted stock units ("RSUs") of the Company's common stock under the Company's long-term equity incentive compensation plan equivalent to $240,000 effective as of your start date. This RSU award will vest in annual 1/3 increments over a three-year period. Except as otherwise provided in the Company's executive compensation program, vesting will be subject to your still being employed by the Company on the vesting dates.

4.Employee Benefits. As an employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. You will be entitled to 20 days of paid vacation per calendar year (prorated for 2020) in accordance with the Company's vacation policy. You will also be entitled to participate in the Company's Change In Control benefit plan applicable to identified employees of the Company. Other benefits including health insurance, 401(k) plan, etc. are available which are offered to all employees and are detailed in the included Employee Handbook. Your participation in these benefits will be on the same basis as other employees of the Company. It is the Company's current policy to match 100% of the first 6% of an employee's 401(k) contributions on a per pay period basis. 401(k) qualification begins after six months of employment with the Company. In addition, the Company will pay you a housing and relocation package of (i) $5,000 per month for the first 12 months of your employment, and (ii) a lump sum of $35,000 upon receipt of confirmation that you have relocated to Houston, Texas.

5.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be "at will", meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that have been made to you are superseded by this offer letter. This is the full and compete agreement between you and the Company. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

6.Termination. The Company reserves the right to terminate employment of any employee for just cause at any time without notice and without payment in lieu of notice. The Company will be entitled to terminate our employment for any reason other than for just cause, upon providing to you such minimum notice as required by law. Notwithstanding the forgoing, if you are terminated by the Company other than for just cause, the Company will pay you, following receipt of an executed separation and release agreement acceptable to the Company, an aggregate amount equal to (i) the portion of your annual base salary that is accrued and unpaid through the date of termination; (ii) all reimbursable business expenses accrued and unpaid through the date of termination; (iii) wages for any accrued and unused vacation through the date of termination; (iv) a lump sum separation payment equal to (a) 12 months of your then-current base salary and (b) one-year target bonus (based on your annual bonus target percentage). Further, if you are terminated without cause, the Company will not contest any unemployment claims.

7.Privacy. You are required to observe and uphold all of the Company's privacy policies and procedures as implemented or varied from time to time. Collection, storage, access to and dissemination of employee personal information will be in accordance with privacy legislation.

8.Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

9.Interpretation, Amendment and Enforcement. This offer letter supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company regarding the subject matter set forth herein. This offer letter may not be amended or modified, except by an express written agreement signed by you and a duly authorized representative of the Company. This offer letter will be governed by the laws of the State of Texas without regard to conflicts of law rules that would refer to another jurisdiction.

This offer of employment is conditioned upon you passing a background check, pre-employment physical and drug screening in accordance with our normal Company policies and standards.

If you agree with the terms of this offer, please return a countersigned copy of this letter to Patrick Quarles, pquarles@trecora.com, on or before May 22, 2020. Upon your acceptance of this employment offer, the Company will provide you with necessary paperwork and instructions.

We look forward to having you join the Trecora team!

Sincerely,

/s/ Patrick D. Quarles
Patrick D. Quarles President and CEO

AGREED AND ACCEPTED
As of May 8, 2020

/s/ Michael W. Silberman
Michael W. Silberman